                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                          CHURCH & DWIGHT CO., INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                          CHURCH & DWIGHT CO., INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

CHURCH & DWIGHT CO., INC.                                               ( LOGO )

469 North Harrison Street, Princeton, New Jersey 08543-5297

Notice of Annual Meeting of Stockholders to be held Thursday, May 5, 1994.

     The Annual Meeting of Stockholders of Church & Dwight Co., Inc. (the "Company") will be held at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, on Thursday, May 5, 1994, at 11:00 a.m., to consider and take action on the following:

          1. Election of three persons to serve as Directors for a term of three years.

          2. Approval of the appointment of Deloitte & Touche as independent auditors of the Company's 1994 financial statements.

          3. To consider and act upon a stockholder proposal requesting that the Board of Directors take the steps necessary to provide for the election of Directors annually and not by class.

          4. To consider and act upon a stockholder proposal requesting that the Board of Directors search for qualified minority candidates for nomination to the Board of Directors.

          5. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.

     All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 7, 1994, will be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The transfer books will not be closed.

     A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of Shanley & Fisher, P.C., One World Trade Center, 89th Floor, New York, New York 10048, commencing on April 25, 1994.

                                        MARK A. BILAWSKY
                                        Vice President, General Counsel
                                        and Secretary

Princeton, New Jersey
March 31, 1994

YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ABSTAIN, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

                           CHURCH & DWIGHT CO., INC.
          469 North Harrison Street, Princeton, New Jersey 08543-5297

                                                                  March 31, 1994

                                Proxy Statement

PROXIES AND VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Church & Dwight Co., Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, May 5, 1994.

     The securities entitled to vote at the meeting consist of the Company's Common Stock. Each stockholder of record at the close of business on March 7, 1994, is entitled to vote in accordance with the amendment to the Company's Restated Certificate of Incorporation which was adopted by the stockholders and became effective on February 19, 1986. At the Annual Meeting, to be held on May 5, 1994, each share of stock beneficially owned by the same person for a period of 48 consecutive months preceding March 7, 1994, will be entitled to four votes per share. All other shares will be entitled to one vote per share. The discussion on page 27 of this Proxy Statement outlines the procedures for determining when changes in beneficial ownership are deemed to occur. The number of shares outstanding at the close of business on March 7, 1994, was 20,092,127.

     Any stockholder giving a proxy has the power to revoke that proxy at any time before it is voted. Any proxy which is not revoked will be voted at the meeting and all proxies will be voted, if no contrary instruction is indicated on the proxy, FOR the election of the nominees described herein, FOR approval of the appointment of Deloitte & Touche as independent auditors, AGAINST the stockholder proposed resolution relating to the election of Directors annually and not by class, and AGAINST the stockholder proposed resolution seeking qualified minority candidates for nomination to the Board of Directors.

     The presence, in person or by proxy, of the holders of such number of shares of Company Common Stock as are entitled to cast a majority of the votes, at the meeting, constitutes a quorum. Proxies submitted with the votes withheld for the election of Directors or abstentions with regard to proposals 2, 3, 4 and 5 and broker non-votes are included in determining whether or not a quorum is present. Votes will be tabulated by the Company's transfer agent. Directors are elected by a plurality of the votes cast at the meeting. "Plurality" means that the nominees who receive the largest number of votes cast are elected as Directors up to the maximum number of Directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of Directors except to the extent the failure to vote for a nominee results in another nominee receiving a larger number of votes. The approval of proposals 2, 3, 4 and 5 requires the affirmative vote of such number of shares as are entitled to cast a majority of the votes present in person or by proxy at the meeting. Abstentions are counted as non-affirmative votes on proposals 2, 3, 4 and 5, whereas broker non-votes are not counted in tabulating the votes thereon.

     Solicitation of proxies is being made by management on behalf of the Board of Directors through the mail, in person, and by telegraph and telephone through its regular employees who will not be additionally compensated. The cost thereof will be borne by the Company. The Company has retained D. F. King & Co., Inc., to aid in the solicitation of proxies for a fee estimated not to exceed $5,000 plus out-of-pocket expenses. The Company will also reimburse brokerage houses and others for forwarding proxy material to beneficial owners.

ELECTION OF DIRECTORS

     The Restated Certificate of Incorporation provides for the division of the Board of Directors into three classes with the Directors in each class serving for a term of three years. At the 1994 Annual Meeting of Stockholders, three Directors will be elected to serve until the 1997 Annual Meeting. Such Directors will serve until their successors are elected and qualified. All nominees are members of the present Board.

     It is not anticipated that any of the nominees will become unavailable for any reason, but if that should occur before the Annual Meeting, the persons named in the form of proxy reserve the right to substitute another of their choice as nominee in his/her place or to vote for such lesser number of Directors as may be prescribed by the Board of Directors in accordance with the Company's Restated Certificate of Incorporation and By-Laws.

     Information concerning the nominees and the continuing members of the Board of Directors is set out below:

                      STANDING FOR ELECTION -- MAY 5, 1994

TERM EXPIRES IN 1994

[PHOTO]            JOHN D. LEGGETT, III
                   Mr. Leggett, 53, is President of Sensor Instruments Co., Inc., a company formed by him in 1985, which is involved in the design, manufacture and marketing of environmental sensing instrumentation. He has been a
                       Director of the Company since 1979 and currently is a member of the
                       Executive and Audit Committees of the Board.

[PHOTO]            ROBERT A. MCCABE
                   Mr. McCabe, 59, is President of Pilot Capital Corporation, whose business is providing equity financing for private companies. He is a member of the
                       Board of Directors of Borg-Warner Security Corporation, Morrison-Knudsen Corporation,
                       Thermo Electron Corporation, Thermo Instrument Systems, Inc.,
                       Neutrogena Corporation, and Cellegy Pharmaceuticals, Inc. Mr. McCabe is
                       a Trustee of the American School of Classical Studies at Athens, the
                       Thera Foundation, Athens College, and the French Library in Boston. Mr.
                       McCabe has been a Director of the Company since 1987. He is a member of the Finance Committee of the Board.

[PHOTO]            JARVIS J. SLADE
                   Mr. Slade, 68, is a partner in Hampton Capital Company, a merchant banking firm. Mr. Slade is Chairman of the Board of MCRB Service Bureau Corp., and
                       a member of the Board of Directors of PrimeEnergy Corporation and
                       Lexington Management Group. Mr. Slade has been a Director of the
                       Company since 1970. He currently is Chairman of the Audit Committee and a member of the Executive and Finance Committees of the Board.

                              CONTINUING DIRECTORS

TERM EXPIRES IN 1995

[PHOTO]            ROBERT H. BEEBY
                   Mr. Beeby, 62, retired June 1991 as President and Chief Executive Officer of Frito-Lay, Inc., the nation's largest manufacturer of snack food. Prior to that, he served as President and Chief Executive Officer of
                       Pepsi-Cola International. He currently serves as Chairman of the Board of Service America Corporation, and is a member of the Board of
                       Directors of the Columbia Gas System, Inc. He became a member of the
                       Board in May 1992. He is a member of the Compensation & Organization
                       Committee of the Board.

[PHOTO]            J. RICHARD LEAMAN, JR.
                   Mr. Leaman, 59, is on the Board of Directors of Scott Paper Company, has
                       been Vice Chairman of the Company and President and Chief Executive Officer
                       of S. D. Warren Company since April 1991. S. D. Warren is a subsidiary of Scott Paper that produces coated printing and publishing papers. He became Executive Vice President of the Scott Paper Company in 1982 and
                       in November 1986 was named President and Chief Executive Officer of
                       Scott Worldwide. Mr. Leaman is on the Board of Directors of Pep Boys,
                       Vice Chairman of the Executive Committee and Board of Trustees of
                       Widener University, a member of The Conference Board's Council on
                       Global Business Management, a member of the Printing-Writing Executive
                       Committee of American Forest and Paper Association, and a member of
                       Dartmouth Alumni Council. Mr. Leaman has been a Director of the Company since 1985. He is a member of the Compensation & Organization Committee of the Board.

[PHOTO]            DWIGHT C. MINTON
                   Mr. Minton, 59, is Chairman of the Board, Chief Executive Officer and
                       President of the Company. He is a Director of Chemical Bank New Jersey
                       (N.V.), Crane Co., Medusa Corporation, and First Brands Corporation. He
                       has been a Director of the Company since 1965 and serves as Chairman of the Executive and Loan Committees of the Board.

[PHOTO]            JOHN O. WHITNEY
                   Mr. Whitney, 66, is a Professor and Executive Director, the Deming Center
                       for Quality Management at Columbia Business School. He currently serves as a member of the Board of Directors of the Turner Corporation. He also serves as Director of the International Board of Directors of the
                       Planning Forum, as Advisory Director of Newsbank and of the Navy
                       Exchange System. He is a member of the Editorial Advisory Board of CFO
                       Magazine. He became a member of the Board in October 1992. He is a member of the Audit Committee of the Board.

TERM EXPIRES IN 1996

[PHOTO]            CYRIL C. BALDWIN, JR.
                   Mr. Baldwin, 65, is Chairman of the Board and Chief Executive Officer of
                       Cambrex Corporation, a specialty chemicals company. He became a Director of the Company in 1983. Mr. Baldwin serves on the Executive and
                       Compensation & Organization Committees of the Board.

[PHOTO]            WILLIAM R. BECKLEAN
                   Mr. Becklean, 57, is Senior Vice President of Tucker Anthony, Inc., a
                       full-service regional brokerage and investment banking firm. He previously served as Vice President of Kidder, Peabody & Co., Inc. He became a
                       Director of the Company in 1980. Mr. Becklean is a member of the Audit and Finance Committees of the Board.

[PHOTO]            ROSINA B. DIXON, M.D.
                   Dr. Dixon, 51, has been a consultant to the pharmaceutical industry since
                       1986. She became a Director of the Company in 1979. Dr. Dixon currently serves as Chairman of the Compensation & Organization Committee of the
                       Board and is a member of the Executive Committee.

[PHOTO]            DEAN P. PHYPERS
                   Mr. Phypers, 65, retired in 1987 as Senior Vice President and Director,
                       International Business Machines Corporation, a leading manufacturer of information systems. He currently serves as a Director of American
                       International Group, Bethlehem Steel Corporation, Cambrex Corporation,
                       Cytogen Corporation, and International Data Group. He has been a
                       Director of the Company since 1974. He is presently Chairman of the
                       Finance Committee and a member of the Executive and Compensation &
                       Organization Committees of the Board.

     Unless otherwise stated, each Director has served in the principal business indicated above for the past five or more years.

THE BOARD OF DIRECTORS

     During 1993 there were 12 meetings of the Board of Directors. All Directors attended at least 75% of the total number of meetings held.

     The Company has an Audit Committee and a Compensation & Organization Committee, but does not have a Nominating Committee. The typical duties of a Nominating Committee, the screening and selection of candidates to fill vacancies on the Board of Directors, are the responsibility of the Compensation & Organization Committee.

AUDIT COMMITTEE

     The Audit Committee met five times during 1993. The Committee's functions include recommending to the Board of Directors the engaging and discharging of the independent auditors, reviewing the independence of the auditors, considering the range of audit and non-audit services and fees, and reviewing the adequacy of the Company's system of internal accounting controls.

COMPENSATION & ORGANIZATION COMMITTEE

     The Compensation & Organization Committee met seven times during 1993. All members of the Committee are non-employee Directors and are ineligible to participate in any plans or programs which are administered by the Committee. The functions performed by the Committee include: the evaluation of the performance of the Company's Executive Officers; consideration of the design and competitiveness of the Company's compensation plans; review and approval of Executive Officer compensation; administration of the Company's compensation plans; and the screening and selection of candidates to fill vacancies on the Board of Directors.

EXECUTIVE OFFICERS OF THE COMPANY

     Listed below are the names, ages and positions held with the Company (as of March 7, 1994) by each Executive Officer.

             NAME                 AGE                            POSITION
- ------------------------------  --------   ----------------------------------------------------
Dwight C. Minton..............     59(1)   Chairman of the Board, Chief Executive Officer and
                                             President
Mark A. Bilawsky..............     46(1)   Vice President, General Counsel and Secretary
Anthony P. Deasey.............     44(1)   Vice President Finance and Chief Financial Officer
William C. Egan, III..........     48(1)   Vice President, President Arm & Hammer Division
Kenneth J. Giacin.............     47(1)   Vice President Business Development & Technology
Michael J. Kenny..............     48(1)   Vice President, President Specialty Products
                                             Division
Dennis M. Moore...............     43(1)   Vice President Administration
Martin A. Pickus..............     51(1)   Vice President and Treasurer

             NAME                 AGE                            POSITION
- ------------------------------  --------   ----------------------------------------------------
James E. Barch................     37(2)   Vice President Marketing Household Products
                                             Arm & Hammer Division
Leo T. Belill.................     53(2)   Vice President Specialty Products Division
Mark G. Conish................     40(2)   Vice President Manufacturing and Engineering
Gary P. Halker................     43(2)   Chief Information Officer
Keith A. Jones................     49(2)   Vice President Research & Development
Herman L. Marder, Ph.D........     63(2)   Vice President Special Projects
Ronald D. Munson..............     51(2)   Vice President International Operations
Albert R. Nicusanti...........     45(2)   Vice President Sales Arm & Hammer Division
Mark L. Stolp.................     38(2)   Controller

- ---------------

(1) Executive Officers serving for such term as the Board of Directors shall determine.

(2) Executive Officers serving for such term as determined by and at the discretion of the Chief Executive Officer.

     Mr. Minton has been Chairman of the Board and Chief Executive Officer of the Company since 1981. In October 1984, he was elected to the office of President and served in this position until June 1989. In October 1990, he was re-elected to the office of President.

     Mr. Bilawsky has been General Counsel and Secretary of the Company since June 1988. In May 1989, Mr. Bilawsky was elected Vice President, General Counsel and Secretary.

     Mr. Deasey joined the Company in October 1988 as Vice President Finance and Chief Financial Officer.

     Mr. Egan joined the Company in March 1990 as Vice President, President Arm & Hammer Division. For the 16 years prior to joining the Company, Mr. Egan was employed by Johnson & Johnson, Inc. His most recent positions were President Johnson & Johnson Baby Products Company and Chairman Windsor Minerals Inc., a wholly-owned subsidiary of Johnson & Johnson, Inc.

     Mr. Giacin joined the Company in October 1991 as Vice President New Business Development, Arm & Hammer Division and became Vice President Business Development & Technology on October 18, 1993. For the 17 years prior to joining the Company, Mr. Giacin was employed by Johnson & Johnson, Inc. His most recent positions were: Vice President, Business Development Johnson & Johnson Consumer Products, Inc.; Director, Business Development Johnson & Johnson Baby Products Company; and Director, Licensing and International Business Disposable & Child Development Products Division.

     Mr. Kenny joined the Company in February 1991 as Vice President, President Specialty Products Division. For more than 20 years prior to joining the Company, he was employed by NL Industries, Inc. His most recent positions were:
President and Chief Operating Officer, RHEOX Inc., a wholly-owned subsidiary of NL Industries; President North American Operations, NL Chemicals, Inc.; and Director of Sales and Marketing, North American Operations, NL Chemicals.

     Mr. Moore became Vice President Administration in May 1989. For five years prior to that he served as Vice President Human Resources.

     Mr. Pickus was elected Treasurer of the Company in 1984, and in May 1989, he became Vice President and Treasurer of the Company.

     Mr. Barch joined the Company on June 29, 1992 as Vice President Marketing Household Products. For more than seven years prior to joining the Company, he was employed by The Procter & Gamble Company. His most recent positions at The Procter & Gamble Company were Associate Advertising Manager, Oil of Olay and Advertising Manager, Oil of Olay.

     Mr. Belill joined the Company in 1986 as General Manager, Industrial Products and became Vice President and General Manager Basic Products Group in August 1989. In April 1991, Mr. Belill became Vice President Specialty Products Division.

     Mr. Conish was appointed Vice President Manufacturing and Engineering on April 19, 1993. For the previous nineteen years he served in various management and director positions, the most recent being Senior Director, Manufacturing/Engineering.

     Mr. Halker was appointed Controller of the Company in 1984. On March 8, 1993, Mr. Halker became Chief Information Officer.

     Mr. Jones joined the Company in March 1991 as Senior Director, Research & Development and became Vice President Research & Development on August 30, 1993. For more than five years prior to joining the Company, he was employed by PepsiCo International. His most recent positions at PepsiCo International were Senior Director, International Product Development & Processing Engineering and Director Technology Development, Process Engineering & Basic Research.

     Dr. Marder was retained by the Company in January 1983 as a consultant and in January 1991 he became Vice President Special Projects.

     Mr. Munson has served in various director and general manager positions in sales and marketing prior to being appointed Vice President and General Manager Agricultural Products in May 1989. In July 1989, he became Vice President and General Manager Performance Products Group and in July 1991 he became Vice President International Operations.

     Mr. Nicusanti was appointed Vice President Sales Arm & Hammer Division in January 1987.

     Mr. Stolp was appointed Controller of the Company on March 8, 1993. For the seven years immediately preceding, he served as Assistant Controller.

SECURITY OWNERSHIP

     The following persons were known to the Company to be beneficial owners as of January 1, 1994, of more than five percent of the Company's Common Stock. The table is based on reports filed by such persons with the Securities and Exchange Commission and on other information available to the Company.

                      NAME AND ADDRESS                      AMOUNT AND NATURE OF       PERCENT
                     OF BENEFICIAL OWNER                    BENEFICIAL OWNERSHIP     OF CLASS(1)
    -----------------------------------------------------  -----------------------   -----------
    John D. Leggett, Jr..................................         1,573,172(2)(3)        7.83
      469 North Harrison Street
      Princeton, New Jersey 08543-5297
    Chemical Banking Corporation.........................         1,522,386(4)           7.58
      227 Park Avenue
      New York, New York 10017
    Gabelli Funds, Inc...................................         1,022,200(5)           5.09
      One Corporate Center
      Rye, New York 10580

     Information, as supplied to the Company by Executive Officers and Directors, with respect to the beneficial ownership of Company Common Stock by each Director, each Executive Officer named below, and by all Executive Officers and Directors as a group, as of March 7, 1994 is set forth in the table below. Unless otherwise noted in the footnotes following the table, each individual had sole voting and investment power over the shares of Company Common Stock shown as beneficially owned.

                                                            AMOUNT AND NATURE OF       PERCENT
                            NAME                            BENEFICIAL OWNERSHIP     OF CLASS(1)
    -----------------------------------------------------  -----------------------   -----------
    Cyril C. Baldwin, Jr.................................             6,340(6)             --
    William R. Becklean..................................             3,708(6)             --
    Robert H. Beeby......................................             2,000                --
    Rosina B. Dixon, M.D.................................            24,510(6)(7)          --
    J. Richard Leaman, Jr................................             3,840(6)             --
    John D. Leggett, III.................................             3,840(6)             --
    Robert A. McCabe.....................................            11,640(6)             --
    Dwight C. Minton.....................................           702,608(8)           3.47
    Dean P. Phypers......................................             7,240(6)             --
    Jarvis J. Slade......................................             8,792(6)             --
    John O. Whitney......................................             2,000                --
    Anthony P. Deasey....................................            55,624(9)             --
    William C. Egan, III.................................            47,729(10)            --
    Michael J. Kenny.....................................            23,143(11)            --
    Dennis M. Moore......................................            37,834(12)            --
    All Executive Officers and Directors as a group......         1,158,609(13)          5.68

- ---------------

(1) Based solely on the number of outstanding shares; does not take into account disparities from pro rata voting rights which may arise due to the fact that some shares are entitled to four votes per share and some shares are entitled to one vote per share. Percentage is shown only if greater than 1% of the class.

(2) Includes 825,000 shares held by a trust of which Chemical Banking Corporation and Loren C. Berry serve as co-trustees. Mr. Berry, together with Duncan D. Dwight and Mr. Leggett, Jr., who are all stockholders and former Directors of the Company, may under the trust instrument, vote such shares jointly at their discretion. Mr. Dwight, Mr. Berry and Mr. Leggett, Jr. each hold a 1/27th interest in the trust assets.

(3) Includes 40,500 shares owned of record by Mr. Leggett, Jr. and his wife for the benefit of his wife and 1,280 shares owned by his wife as to which shares he disclaims any beneficial interest.

(4) Pursuant to Schedule 13G, dated February 7, 1994, filed with the Securities and Exchange Commission, Chemical Banking Corporation reported shared investment power over 1,522,386 shares and shared voting power over 1,502,586 shares.

(5) Pursuant to Schedule 13D, dated December 8, 1993, filed with the Securities and Exchange Commission on behalf of Mr. Gabelli and certain affiliates, Gabelli Funds, Inc. and GAMCO Investors, Inc. In such Schedule 13D, Mr. Gabelli reported no investment or voting power over such shares; Gabelli Funds, Inc. reported sole investment and voting power over 197,500 shares and GAMCO Investors, Inc. reported sole investment power over 824,700 shares and sole voting power over 715,700 shares. Such persons further reported that they do not admit that they constitute a group and thus their shares did not need to be aggregated for purposes of Section 13(d) of the Securities Exchange Act.

(6) Includes all shares of Company Common Stock issued pursuant to the Restricted Stock Plan for Directors. The Board of Directors of the Company terminated the Restricted Stock Plan for Directors effective December 31, 1990 (see discussion on page 10).

(7) Includes 4,500 shares held by a trust of which Dr. Dixon, a Director and stockholder of the Company and John Dwight, a stockholder, serve as trustees. Dr. Dixon and Mr. Dwight together, may vote such shares. Includes 2,020 shares owned by Dr. Dixon's children, as to which shares she disclaims any beneficial interest.

(8) Includes 62,070 shares owned by Mr. Minton as trustee or custodian. Includes 82,348 shares owned by his wife and 81,140 shares owned by his daughters, as to which shares he disclaims any beneficial interest. Includes Mr. Minton's interest in 7,912 shares under the Company's Employee Stock Purchase Plan and 170,157 shares which Mr. Minton has rights to purchase under the 1983 Stock Option Plan. Includes Mr. Minton's interest in 59,545 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants).

(9) Includes Mr. Deasey's interest in 2,797 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 20,000 shares which Mr. Deasey has rights to purchase under the 1983 Stock Option Plan.

(10) Includes Mr. Egan's interest in 2,363 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 26,200 shares which Mr. Egan has rights to purchase under the 1983 Stock Option Plan.

(11) Includes Mr. Kenny's interest in 1,192 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 10,000 shares which Mr. Kenny has rights to purchase under the 1983 Stock Option Plan.

(12) Includes Mr. Moore's interest in 4,153 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants) and 11,681 shares which Mr. Moore has rights to purchase under the 1983 Stock Option Plan.

(13) Includes interest of Executive Officers in 100,448 shares under the Company's Investment Savings and Profit Sharing Plans (which shares may be voted by participants). Includes interest of Executive Officers in 13,704 shares under the Company's Employee Stock Purchase Plan and 303,338 shares which Executive Officers have rights to purchase under the 1983 Stock Option Plan.

COMPENSATION OF DIRECTORS

     Directors, who are not employees of the Company were paid an annual retainer of $16,000 in 1993. In addition, non-employee Directors were paid $1,000 for each Board meeting attended. Each non-employee Director who was Chairman of either the Audit, Compensation & Organization or Finance Committees was paid $1,600 for each committee meeting attended and all other non-employee Directors were paid $800 for each committee meeting attended. Non-employee Directors receive no other compensation from the Company and do not participate in any of the Company's compensation plans except for the Stock Option Plan for Directors described below. The compensation of each non-employee Director for 1993 did not exceed $40,000.

     THE RESTRICTED STOCK PLAN FOR DIRECTORS The Restricted Stock Plan for Directors provided that fifty percent of a Director's annual retainer was paid in cash and fifty percent was subject to an award of restricted Company Common Stock. Each non-employee Director of the Company was awarded the number of full shares of Company Common Stock (rounded to the nearest fifty shares) determined by dividing the dollar amount equal to fifty percent of the annual retainer by the last sale price of a share of Company Common Stock on the last trading day in January. An award was forfeited if the Director ceased to remain a member of the Board until January 1 of the year following the year of the award, except in the case of death or disability. A Director may not sell or otherwise transfer shares awarded under the Restricted Stock Plan for Directors for a period of five years after the date the award is granted, except in the event of death or disability. The Board of Directors of the Company terminated the Restricted Stock Plan for Directors effective December 31, 1990.

     STOCK OPTION PLAN FOR DIRECTORS The Board of Directors of the Company adopted, on February 27, 1991, the Stock Option Plan for Directors (the "Plan"), which was approved by the stockholders at the May 9, 1991 Annual Meeting and became effective January 1, 1991. Stock Options are granted to all non-employee Directors of the Company ("Participant").

     The Plan authorizes the granting of options to purchase shares of Company Common Stock ("Stock") at the fair market value on the date of grant. The maximum term during which these options may be exercised is ten years, subject to a three-year vesting period. The options shall be exercised only by the Participant during his/her lifetime and only transferred by will or the laws of descent and distribution.

     Participants shall be granted an option to purchase 1,000 shares of Stock each year on the date on which the Company holds its Annual Meeting during the term of the Plan, except that a Participant's initial option grant shall be 3,000 shares of Stock. A similar initial grant of 3,000 shares of Stock shall be made to new Directors upon commencement of service as a member of the Board.

     The total number of shares that may be issued pursuant to options under the Plan cannot exceed 500,000 shares of Stock (adjusted for stock splits, stock dividends and the like).

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth information concerning annual compensation paid or accrued by the Company during the fiscal years ended December 31, 1991, 1992 and 1993 to, or for, the Chief Executive Officer and each of the next four highest paid Executive Officers of the Company, as of December 31, 1993, whose total annual salary and bonus exceeded $100,000.

SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                            COMPENSATION
                                                                         ------------------
                                           ANNUAL COMPENSATION
                                   ------------------------------------   AWARDS     LTIP
                                                           OTHER ANNUAL  --------  --------   ALL OTHER
   NAME AND PRINCIPAL                                      COMPENSATION  OPTIONS             COMPENSATION
        POSITION           YEAR     SALARY      BONUS(1)      (2)(3)     (SHARES)  PAY-OUTS   (4)(5)(6)
- ------------------------   ----    ---------    ---------  ------------  --------  --------  ------------
DWIGHT C. MINTON           1993    $ 417,000    $ 125,000    $ 91,646(7)  23,400        --    $   91,955
Chairman of the Board,     1992      403,077      207,600      73,862(7)  29,000        --       117,364
Chief Executive Officer    1991      390,000      280,000      58,979(7)  24,300        --        98,240
and President
ANTHONY P. DEASEY          1993      193,385      112,250(8)   25,814      7,300   $94,575 (9)    32,417
Vice President             1992      186,154      139,300(8)   11,353      8,900    32,336 (9)    42,495
Finance and Chief          1991      179,308      142,750(8)   13,596      7,400        --        40,557
Financial Officer
WILLIAM C. EGAN, III       1993      246,692       58,800      25,739     10,900        --        43,752
Vice President,            1992      239,231       97,100       9,348     13,400        --        54,791
President Arm &            1991      228,846      131,500      11,516     11,100        --        27,789
Hammer Division
MICHAEL J. KENNY           1993      206,154       58,800      25,304      9,000        --        32,059
Vice President,            1992      197,308       88,300      10,875     11,100        --        36,671
President Specialty        1991      179,038      129,000(10)  22,259     19,200        --        21,875
Products Division
DENNIS M. MOORE            1993      172,385       57,800      24,630     16,500        --        32,355
Vice President             1992      165,385       73,900      10,943      7,900        --        39,439
Administration             1991      160,000       91,900      10,456      6,600        --        35,112

- ---------------

 (1) Represents incentive compensation payments under the Company's Incentive Compensation Plan (as discussed on page 17) made in 1994 for 1993 performance.

 (2) Includes premiums paid for long-term disability insurance, liability insurance and medical reimbursement plans. Total premiums paid on behalf of named individuals were as follows for 1993, 1992 and 1991, respectively:
     D.C. Minton $17,156, $13,823, $14,275; A.P. Deasey $11,140, $7,953, $8,496;
     W.C. Egan, III $12,765, $9,348, $9,816; M.J. Kenny $12,024, $8,625, $9,389;
     D.M. Moore $11,175, $7,824, $8,356.

 (3) Includes interest paid by the Company in accordance with the Executive Stock Purchase Plan (described on Page 19). Total interest paid on behalf of named individuals was as follows for 1993 (the first year of the plan):
     D.C. Minton $11,005; A.P. Deasey $11,274; W.C. Egan, III $11,274; M.J.
     Kenny $11,005; D.M. Moore $11,005.

 (4) Includes Company contributions, vested and unvested, under the Company's Investment Savings Plan and Profit Sharing Plan. Total contributions on behalf of named individuals were as follows for 1993, 1992 and 1991, respectively: D.C. Minton $16,478, $16,269, $16,667; A.P. Deasey $19,052,
     $18,831, $19,241; W.C. Egan, III $16,478, $16,269, $16,667; M.J. Kenny
     $18,397, $18,139, $19,258; D.M. Moore $20,292, $20,078, $20,400.

 (5) Includes compensation deferred pursuant to a deferred compensation agreement with the Company, providing certain plan contributions above Internal Revenue Code limits. Such amounts are not deferred at the request of the individual or the Company. Total compensation deferred on behalf of named individuals was as follows for 1993, 1992 and 1991, respectively:
     D.C. Minton $57,392, $86,149, $67,888; A.P. Deasey $9,333, $20,775,
     $18,927; W.C. Egan, III $21,351, $34,107, $7,420; M.J. Kenny $8,631,
     $15,144, $0; D.M. Moore $6,335, $14,654, $10,641.

 (6) Includes premiums paid for life insurance plans. Total premiums paid on behalf of named individuals were as follows for 1993, 1992 and 1991, respectively: D.C. Minton $18,085, $14,946, $13,685; A.P. Deasey $4,032,
     $2,889, $2,389; W.C. Egan, III $5,923, $4,415, $3,702; M.J. Kenny $5,031,
     $3,388, $2,617; D.M. Moore $5,728, $4,707, $4,071.

 (7) Includes administrative services provided to Mr. Minton for personal use for 1993, 1992 and 1991, respectively: $51,168, $44,741 and $34,694.

 (8) Includes additional compensation paid to Mr. Deasey in the form of Company Common Stock, with a fair market value at the time of grants of $47,750 for 1993, $61,000 for 1992, and $58,750 for 1991, in connection with his commencement of employment.

 (9) Under the terms of the Long-Term Performance Plan, Mr. Deasey received $31,525 in cash and 1,970 shares of Company Common Stock with a fair market value of $32.00 per share as of the date of the pay-out in 1993 and $10,779 in cash and 858 shares of Company Common Stock with a fair market value of $25.125 per share as of the date of the pay-out in 1992.

(10) Includes additional bonuses paid to Mr. Kenny in the amount of $20,000 in connection with his commencement of employment.

     The following table sets forth information with respect to grants of stock options for the Executive Officers named in the Summary Compensation Table during 1993 pursuant to the 1983 Stock Option Plan(1). Also shown are hypothetical gains for each option based on assumed rates of annual compound stock price appreciation of five percent and ten percent from the date the options were granted over the full option term.

OPTION GRANTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993

                                                                                  POTENTIAL REALIZABLE
                                                                                         VALUE
                                                                                   AT ASSUMED ANNUAL
                                              INDIVIDUAL GRANTS                          RATES
                               -----------------------------------------------       OF STOCK PRICE
                                          % OF TOTAL                                APPRECIATION FOR
                                           OPTIONS                                       OPTION
                                          GRANTED TO    EXERCISE                 TERM (10 YEARS)(2)(3)
                               OPTIONS   EMPLOYEES IN     PRICE     EXPIRATION   ----------------------
            NAME               GRANTED   FISCAL YEAR    ($/SHARE)      DATE      5% ANNUAL   10% ANNUAL
- -----------------------------  -------   ------------   ---------   ----------   ---------   ----------
Dwight C. Minton.............   23,400       11.57       $ 32.25       5/26/03   $ 474,595   $1,202,718
Anthony P. Deasey............    7,300        3.61         32.25       5/26/03     148,058      375,207
William C. Egan, III.........   10,900        5.39         32.25       5/26/03     221,072      560,240
Michael J. Kenny.............    9,000        4.45         32.25       5/26/03     182,537      462,584
Dennis M. Moore..............   16,500        8.16         32.25       5/26/03     334,651      848,070

- ---------------

(1) Stock options are granted to management employees, including Executive Officers, giving optionees the right to purchase shares of Company Common Stock over a ten-year period, subject to a three-year vesting period, at the fair market value per share on the date of grant.

(2) These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company Common Stock and overall market conditions. There can be no assurances that the amounts reflected in this table will be achieved.

(3) The gain to all stockholders for the same period at the assumed rates of stock price appreciation, based on the number of outstanding shares as of the date of grant, May 26, 1993, would be $412,194,000 and $1,040,299,000, respectively. The gain to Mr. Minton as a percentage of all stockholders' gain would be 0.12%.

     The following table sets forth information with respect to stock option exercises by the Executive Officers named in the Summary Compensation Table during 1993, including the aggregate value of gains on the date of exercise. Also shown are the (i) number of shares covered by both exercisable and unexercisable stock options as of December 31, 1993, and (ii) values for in-the-money options which represent the spread between the exercise price of such stock options and the price of Company Common Stock as of December 31, 1993.

                AGGREGATED OPTION EXERCISES FOR THE FISCAL YEAR
                    ENDED DECEMBER 31, 1993 AND OPTION VALUE
                              AT DECEMBER 31, 1993

                         SHARES                    NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                        ACQUIRED                          OPTIONS                 IN-THE-MONEY OPTIONS
                           ON        VALUE      ---------------------------    ---------------------------
         NAME           EXERCISE   REALIZED     EXERCISABLE   UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
- ----------------------  --------   ---------    -----------   -------------    -----------   -------------
Dwight C. Minton......   17,391    $ 456,513       170,157         76,700      $ 2,425,512     $  87,000
Anthony P. Deasey.....       --           --        20,000         23,600          278,200        26,700
William C. Egan,
  III.................       --           --        26,200         51,400          302,475       240,200
Michael J. Kenny......       --           --            --         39,300               --       110,800
Dennis M. Moore.......       --           --        11,681         31,000          126,251        23,700

     EMPLOYMENT SEVERANCE AGREEMENTS The Company has a policy of entering into Employment Severance Agreements with certain Executive Officers, including each Executive Officer named in the foregoing table, which provide for benefits upon certain terminations of employment within three years after a "Change of Control" (defined to include: (i) the acquisition by a person or group of twenty-five percent or more of Company Common Stock; (ii) a change in the majority of the Board of Directors not approved by the pre-change Board of Directors; or (iii) the approval by the stockholders of the Company of a merger, consolidation, liquidation, dissolution, or sale of all the assets of the Company).

     The agreements expire three years after any Change of Control, but under certain circumstances may be terminated by the Board of Directors prior to any Change of Control and expire immediately upon the earlier of the employee's death, permanent disability, retirement, or termination of employment for cause.

     Benefits for a termination, other than a termination described in the immediately preceding paragraph, within one year following a Change of Control, include: (i) severance pay of three times the employee's highest annual salary during the three years immediately preceding termination; (ii) three times the employee's highest annual bonus during the three years immediately preceding termination and (iii) continued participation in the Company's benefit plans for an additional three years. The benefits to be paid to the employee, if terminated more than one year after a Change of Control, decline ratably over a 36 month term for each month the employee remains employed with the Company following the one year anniversary date of a Change of Control.

                 COMPARISON OF TEN-YEAR CUMULATIVE TOTAL RETURN
                 AMONG COMPANY, PEER GROUP(1) AND S&P 500 INDEX

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)            COMPANY       PEER GROUP        S&P 500
1983                                     48.75           41.89           49.18
1984                                     56.04           45.86           52.22
1985                                    100.78           63.19           68.74
1986                                    106.01           80.49           81.54
1987                                    113.04           92.85           85.75
1988                                    100.00          100.00          100.00
1989                                    162.72          158.57          131.69
1990                                    155.83          188.07          127.60
1991                                    267.16          216.76          168.48
1992                                    283.09          242.83          179.18
1993                                    259.85          270.27          197.21

                  COMPENSATION & ORGANIZATION COMMITTEE REPORT

     The Company's executive compensation program is determined and administered by the Compensation & Organization Committee of the Board of Directors (the "Compensation Committee"), which is composed of Dr. Dixon (Chairman) and Messrs. Baldwin, Beeby, Leaman and Phypers, all of whom are non-employee Directors. The Compensation Committee is responsible for all compensation decisions regarding the Company's Executive Officers, subject to the approval of the Board of Directors(1). Decisions relating to the Chief Executive Officer's compensation are subject to the approval of all the non-employee Directors.

COMPENSATION PHILOSOPHY

     The Company's Mission Statement calls for performance "in the top quarter of American businesses." In order to attain this objective, the Company believes that it must be able to attract, motivate and retain qualified people with the talent, skills and abilities to enable the Company to achieve such results. Accordingly, the Compensation Committee has established a compensation program that is competitive in the markets in which the Company competes for management talent.

     The executive compensation program is comprised of base salary, annual incentive compensation and long-term incentive compensation components. The level of total compensation for Executive Officers (including the Executive Officers named in the foregoing tables) is intended to be comparable, to the level of total compensation paid to executives with comparable responsibilities in a peer group of 25 consumer products companies identified by the Company, using external surveys, as being competitive for personnel with the Company. From such surveys compensation paid to executives is adjusted to reflect the relative size differences of the companies contained in the group. The peer group is intended to represent a sufficient sample size to enable the Company to get a true reading on executive compensation although not necessarily the same companies with which the Company would meaningfully compare its performance in the marketplace. The Compensation Committee generally seeks to maintain annual compensation (base salary and annual incentive compensation) and welfare benefits at an average level, perquisites at a lower than average level, and long-term incentive compensation at a higher than average level, as compared with similar types of compensation paid to executives in the peer group. The Compensation Committee gives emphasis to long-term incentive compensation in the form of stock options, because such compensation places the Executive Officers of the Company in the same position as long-term stockholders. As a result, business decisions are improved and Executive Officers receive gains that are consistent with those realized by stockholders of the Company.

     The following is a discussion of each of the elements of the Company's executive compensation program, along with a discussion of actions taken by the Compensation Committee with respect to the Chief Executive Officer's compensation.

- ---------------

(1) With the exception of decisions as to awards granted under certain of the Company's employee benefit plans, which are made solely by the Compensation Committee in order for such plans to satisfy the disinterested administration requirement of Rule 16b-3 under the Securities Exchange Act of 1934.

BASE SALARY

     Base salary for each Executive Officer is determined using two factors: (i) the performance of the individual Executive Officer and (ii) a comparison of such Executive Officer's base salary to that of his counterparts in the Company's peer group as shown in the periodic external salary surveys described above. The more important of these two factors is the evaluation of the Executive Officer's performance, including such Executive Officer's level of responsibility, his contribution to the achievement of the Company's strategic operating objectives and other performance goals established by the Executive Officer to whom such Executive Officer reports (or for the area or department in which such Executive Officer works). These objectives and goals are specific to both the Company's performance and the individual Executive Officer's performance.

     Among the Company's performance criteria, approved by the Board of Directors and used by the Compensation Committee, in determining base salary are: (i) the Company's financial performance compared with its performance in the prior year, including the Company's overall financial condition, return on equity and amount of sales and (ii) the achievement of the Company's overall business plan including earnings per share for the prior fiscal year. Performance management goals for each Executive Officer (or for the area or department of his responsibility) are established by the Executive Officer to whom such Executive Officer reports, the level of achievement of which for the prior year is used by the Compensation Committee in determining the base salary of such Executive Officer. Factors taken into account in determining the individual or group performance goals are: (i) such Executive Officer's ability to develop personnel within the area of his responsibility, (ii) the achievement of target quality improvement objectives, and (iii) certain other objectives specific to such Executive Officer's area or department of responsibility. The base salaries paid to Executive Officers in 1993 reflect the Company's good financial performance in 1992, compared with the prior year, as well as the achievement of the overall business plan.

     After each Executive Officer's base salary is determined by the Compensation Committee using the foregoing criteria, the Compensation Committee may adjust the base salary of such Executive Officer if the Compensation Committee determines that such salary is not competitive with that of comparable executives in the Company's peer group or for other reasons consistent with the Compensation Committee's policy to attract, motivate and retain qualified Executive Officers. Base salaries paid to Executive Officers in 1993 were at the median level in comparison with the Company's peer group.

ANNUAL INCENTIVE COMPENSATION

     Annual incentive compensation awards for Executive Officers are awarded under the Company's Incentive Compensation Plan and are based on both corporate and individual performance. The size of the aggregate incentive compensation pool, if any, from which individual annual bonuses are paid, is based on an amount of the Company's after-tax profits that may be payable as incentive compensation to participants assuming achievement of the Company's performance targets and average performance by individual participants. The aggregate incentive compensation award pool is either increased or decreased, depending on the percentage by which actual operating earnings per share exceeds or falls short of the target operating earnings per share approved by the Board of Directors for the relevant fiscal year. For each one percent that actual operating earnings per share exceeds the target operating earnings per share, the aggregate award pool is increased by two percent. Conversely, for each one percent that actual operating earnings per share is less than the target operating earnings per share, the aggregate award pool is decreased by four percent.

     After the amount of the aggregate award pool is determined using the foregoing method, each individual Executive Officer's annual incentive compensation is determined by the Compensation Committee using the applicable percentage of base salary for each such Executive Officer. The applicable percentage of base salary is determined in accordance with the Company's Incentive Compensation Plan and ranges from thirty to fifty percent depending on the position and level of the Executive Officer with the Company. The individual bonuses can be higher or lower based on criteria evaluated by the Compensation Committee, including: (i) such Executive Officer's achievement (or contribution to the achievement by such Executive Officer's department or area of responsibility) of personal targets and objectives and (ii) the evaluations and recommendations of the Chief Executive Officer and Human Resources Department as to such Executive Officer's annual incentive compensation. The personal targets and objectives are the same as those described above used by the Compensation Committee in determining such Executive Officer's base salary.

     Additionally, the Compensation Committee may adjust the amount of the incentive compensation award pool and individual incentive compensation awards if, in any given year, unusual or nonrecurring factors affect the operating earnings of the Company in a manner which is not reflective of the actual performance of the Company or Executive Officers for such year.

     The Compensation Committee intends for the incentive compensation awards paid to Executive Officers to be competitive with those paid to comparable executive officers in the Company's peer group. In any particular year the incentive compensation level of each Executive Officer may be higher or lower than that of the peer group executives as a result of such Executive Officer's level of achievement of the specific performance-related goals. Incentive compensation awards paid to Executive Officers for 1993 were slightly below the median level in comparison with the Company's peer group.

     For 1993, the aggregate incentive compensation pool was reduced by twenty-eight percent as a result of a seven percent operating earnings shortfall in comparison with target operating earnings. Additionally, in December 1993, the Compensation Committee reviewed each Executive Officer's performance for 1993 using the criteria discussed above and determined the annual incentive compensation to be awarded to each such Executive Officer for the year ended December 31, 1993. The annual incentive compensation awards are included in the foregoing tables.

LONG-TERM AND OTHER COMPENSATION

     In addition to the base salary and annual incentive compensation components of Executive Officers' compensation, the total compensation for Executive Officers includes a long-term incentive component in the form of stock options granted under the Company's 1983 Stock Option Plan. The Compensation Committee believes that stock ownership by management encourages management to enhance stockholder value. Stock option grants are intended to motivate and reward Executive Officers and other key management employees for improving the overall financial condition of the Company over a period of time. The 1983 Stock Option Plan is also intended to induce continued employment of key management employees with the Company and, by offering incentives comparable to those offered by the Company's peer group, to enable the Company to compete for, attract and retain skilled management personnel. The Company encourages participants in the plan to hold the shares of Company Common Stock received through the exercise of stock options so that the participants' interest will continue to be aligned with the long-term interests of the stockholders of the Company. The amount of options currently held by Executive Officers is not a factor in determining the amount of stock options to be granted under the Plan.

     Stock options granted to management employees, including Executive Officers, give optionees the right to purchase shares of Company Common Stock over a ten-year period subject to a three-year vesting period, at the fair market value per share on the date of grant. Generally, the number of options granted to an Executive Officer is based on a percentage of the Executive Officer's base salary, determined by the Compensation Committee considering the recommendations of the Human Resources Department, and the market price per share on the date of grant. The determination of such percentage of base salary takes into account the Executive Officer's responsibilities with the Company (i.e., more options are given to employees and executives in higher levels and positions). Options are generally granted on an annual basis to each Executive Officer, and the number of options granted is periodically evaluated to ensure that the Company maintains a compensation program for each Executive Officer competitive with his/her counterparts in the Company's peer group. In May 1993, stock options were granted to the Executive Officers using the foregoing criteria.

     Effective May 26, 1993, the Company adopted, and the Board of Directors approved, the Executive Stock Purchase Plan whereby certain Executive Officers, including each Executive Officer named in the foregoing tables, made a one-time purchase of 10,000 shares of restricted Company Common Stock at a price of $32.25 per share, the market price on the date of purchase. The Company has the right to purchase such shares, at fair market value, in the event of such participant's retirement, death, or termination of employment. The transactions were financed by loans to each participant by a financial institution, which were guaranteed by the Company. In addition, the interest accruing on such loans is paid by the Company on behalf of each participant.

     The Company adopted its Long-Term Performance Plan, effective January 1, 1988, but terminated the plan effective December 31, 1990. Awards granted prior to December 31, 1990, remain outstanding and will be valued and paid in accordance with the Long-Term Performance Plan. As a result, the foregoing tables indicate that Mr. Deasey received a payment under this plan. No additional awards were granted in 1993 nor will any future awards be granted under this plan.

     The Compensation Committee has not yet adopted a policy regarding Section 162(m) of the Internal Revenue Code as amended by the Omnibus Budget Reconciliation Act, which provides in part for a $1 million annual limitation on the deduction by the Company of compensation paid to any Executive Officer for federal income tax purposes. The Compensation Committee's present intention is to study the proposed tax regulations issued by the Internal Revenue Service in order to determine the extent of possible modifications to its compensation plans in the future.

     The Internal Revenue Code of 1986, as amended, places maximum limitations on the amount of annual contributions which may be made to tax-qualified retirement plans. Accordingly, the Company has adopted a Deferred Compensation Plan under which contributions are made for the benefit of certain

Executive Officers, in such amounts which are determined in accordance with such retirement plans but exceed these limitations.

CHIEF EXECUTIVE OFFICER COMPENSATION

     The Compensation Committee evaluates the performance of Mr. Minton, the Company's Chairman, Chief Executive Officer and President, and determines the amount of Mr. Minton's total compensation, which is subject to approval of the non-employee members of the Company's Board of Directors.

     The Compensation Committee's bases for determining the total compensation for Mr. Minton are substantially the same as discussed above with respect to the Company's Executive Officers. As with the other Executive Officers, the Compensation Committee seeks to maintain Mr. Minton's base salary at a level competitive with chief executive officers of other companies in the Company's peer group, although Mr. Minton's base salary and his incentive compensation are more significantly affected by the Company's performance and his individual performance in each year. Such compensation for 1993, which was at the median level with respect to the Company's peer group, was dependent, in part, upon the achievement by the Company of its 1992 profit plan and the presentation of a plan for 1993 which represented reasonable year-to-year progress toward long-term strategic goals. The Compensation Committee also made a judgment as to the quality of the Company's earnings, as well as the overall health of the Company's business and the financial condition of the Company. Additionally, the Compensation Committee recognized that Mr. Minton has served as Chief Executive Officer of the Company since 1968 and took into account the length and significance of his service to the Company and the Company's substantial growth during this period. Mr. Minton's base salary for 1993 reflected the Company's good operating results in 1992.

     In December 1993, the Compensation Committee reviewed Mr. Minton's performance for 1993 and determined in its judgment that because the Company did not achieve its target operating earnings per share, Mr. Minton should receive the annual incentive compensation set forth in the foregoing tables, which was approximately thirty percent of his base salary. (Mr. Minton's target percentage of base salary is fifty percent.) The incentive compensation paid to Mr. Minton for 1993 was substantially lower than the incentive compensation paid for 1992 and 1991 as a result of the incentive compensation award pool being decreased in 1993 and Mr. Minton's less than target individual rating. The incentive compensation award pool was unadjusted in 1992 as the Company achieved its target operating earnings per share, while in 1991 the incentive compensation award pool was increased to reflect the fact that actual operating earnings per share exceeded target operating earnings per share. In addition, the incentive compensation award paid to Mr. Minton for 1993 was substantially below the median level in comparison with the Company's peer group.

     Additionally, in May 1993, the Compensation Committee granted Mr. Minton options exercisable for 23,400 shares of the Company's Common Stock in accordance with the percentage of base salary approved by the Compensation Committee. As described above, with respect to the other Executive Officers, such percentage was determined based on the position of Mr. Minton with the Company and an evaluation of Mr. Minton's overall compensation package relative to that of the other chief executive officers in the Company's peer group.

SUBMITTED BY THE COMPENSATION & ORGANIZATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:
Rosina B.  Dixon, M.D., Chairman
Cyril C. Baldwin, Jr.
Robert H. Beeby
J. Richard Leaman, Jr.
Dean P. Phypers

TRANSACTIONS WITH MANAGEMENT

     On March 26, 1993 the Company extended a short-term loan to Dwight C. Minton, Chairman of the Board, Chief Executive Officer and President, in an amount of $150,000 with interest at 6% per annum. The loan was paid in full by Mr. Minton on May 11, 1993.

     James E. Barch, Vice President Marketing Household Products, joined the Company on June 29, 1992. As a result, it was necessary for Mr. Barch to relocate his residence to New Jersey from Connecticut. To assist Mr. Barch with the purchase of a New Jersey residence, on July 27, 1992 the Company extended a loan in the amount of $125,000, without interest. The loan to Mr. Barch will be forgiven at a rate of $25,000 per year for each year Mr. Barch remains employed with the Company.

     During 1993, the Company periodically engaged Munson Placement Service, Inc. to provide personnel services. Ronald D. Munson, Vice President International Operations, is the Secretary and forty percent stockholder of the corporation and his spouse is the President and sixty percent stockholder. In 1993, the Company paid approximately $229,000 to Munson Placement Service, Inc. Such transactions were made in the course of ordinary business practices.

SECURITIES EXCHANGE ACT REPORTS

     Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), the Company's Directors, its Executive Officers, and persons holding more than ten percent of the Company Common Stock are required to report their initial ownership of the Company's Common Stock and any changes in such ownership to the Securities and Exchange Commission and the New York Stock Exchange.

     Specific due dates for reports required under Section 16(a) have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1993. To the Company's knowledge, based on information furnished to the Company, all of these filing requirements were satisfied for 1993, except that Mr. Robert H. Beeby, a Director of the Company, inadvertently filed a late report relating to one transaction in Company Common Stock.

                            APPOINTMENT OF AUDITORS

     Upon the recommendation of the Audit Committee of the Board of Directors, the Board appointed Deloitte & Touche as independent auditors for the Company to examine its consolidated financial statements for 1994, and requests that the stockholders approve such appointment. The Board of Directors may review its selection if the appointment is not approved by the stockholders. Deloitte & Touche has served as auditors of the Company since 1969.

     The Company has been informed that neither Deloitte & Touche, nor any member of the firm, has any relationship with the Company or its subsidiaries, other than that arising from such firm's employment as described above. For the 1993 fiscal year, fees for audit services rendered by Deloitte & Touche were approximately $154,000. In addition to the audit services performed during 1993, Deloitte & Touche continued a prior year engagement which was to evaluate the Company's current Management Information Systems capabilities and to recommend and assist in the implementation of strategies to enhance such capabilities and organization. The fees for such services in 1993 were approximately $900,000. This engagement was reviewed by the Audit Committee to consider the impact on the independence of the auditors. After considering the cost of the services rendered and consultation with the Company's counsel, the Audit Committee determined that the independence of the audit would not be impaired. A representative of Deloitte & Touche will be in attendance at the Annual Meeting to respond to appropriate questions and will be afforded the opportunity to make a statement at the meeting, if he desires to do so.

                        STOCKHOLDER PROPOSAL RELATING TO
              THE ELECTION OF DIRECTORS ANNUALLY AND NOT BY CLASS

     Mr. John J. Gilbert and the late Mr. Lewis D. Gilbert of 1165 Park Avenue, New York, New York 10128-1210, the beneficial owners of 1,670 shares, have indicated that the following resolution will be introduced at the meeting:

          RESOLVED: That the stockholders of Church and Dwight Co., Inc., assembled in annual meeting in person and by proxy, hereby request that the Board of Directors take the steps necessary to provide that at future elections of directors new directors be elected annually and not by classes as is now provided and that on expiration of present terms of directors their subsequent election shall also be on an annual basis.

          REASONS: In 1990 support along the lines we suggest were shown when 5.9%, or 2,960,971 votes were cast in favor of this proposal (information regarding number of stockholders is unavailable). The vote against included 212 unmarked proxies.

     LAC Minerals, Interco, Chemical Banking Corporation and Commonwealth Edison Company of Chicago are among the latest companies to end their stagger system of electing directors. Last year we withdrew our resolution on the subject at Westinghouse after they agreed to end their stagger system of electing directors.

     Quoting from the January 1992: Part I PROXY MONITOR on the subject of stagger systems: ". . . TPM analysts submit that incumbents favor classified boards mainly because classified boards favor incumbents."

     Because of the normal need to find new directors and because of the environmental problems and many groups desiring to have directors who are qualified on the subject, we think that ending the stagger system of electing Directors is the answer. In addition, some recommendations have been made to carry out the Valdez 10 points. The 11th should be to end the stagger system of electing Directors and to have cumulative voting.

     Alaska when it became a state, took away cumulative voting, over our objections. Perhaps, if the citizens had insisted on proper representation the disastrous Valdez oil spill might have been prevented if Environmental Directors were elected through cumulative voting.

     If you agree, please mark your proxy for this resolution; otherwise it is automatically cast against it, unless you have marked to abstain.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     Similar proposals were submitted to stockholders by Messrs. Gilbert and Gilbert at the 1989 and 1990 Annual Meeting of Stockholders. In each instance the proposal was overwhelmingly rejected by stockholders. In 1990, 89.2% of the votes were cast against the proposal, including unmarked proxies, 5.6% of the votes were cast for the proposal and 5.2% of the votes either abstained or did not vote.

     Article FIFTH of the Company's Certificate of Incorporation provides for the Board of Directors to be divided into three classes with the terms of each class expiring in successive years. This provision was submitted to stockholders at the 1980 Annual Meeting of Stockholders, and overwhelmingly approved by more than 97% of the votes cast.

     The Board of Directors continues to believe that electing Directors by classes is in the best interest of the Company's stockholders, since it helps to insure the continuity and stability of Company leadership and Board policy. Because only approximately one-third of the Directors are elected each year (barring death, resignation, or removal of Directors) under the classification system, at any given time more than a majority of the Directors will have been Directors of the Company for at least one year.

     The classification of the Board also makes it more difficult for a large stockholder to abruptly change the entire Board of Directors, without the support of the Directors who are in office. This improves the ability of the Board of Directors to act on behalf of the stockholders in dealing with a person seeking to take over the Company, and makes more difficult takeover attempts that, in the judgment of the Board of Directors, are not in the best long-term interests of the Company and all of the stockholders.

     For these reasons, the Board of Directors believes that the adoption of this proposal would not be in the best interest of stockholders and recommends a vote "AGAINST" this proposal.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for approval of this proposal.

STOCKHOLDER PROPOSAL RELATING TO INCLUSIVENESS OF MINORITIES ON THE BOARD OF DIRECTORS.

     The Society of Catholic & Medical Missionaries, Inc., also known as the Medical Mission Sisters, of 20 Belgrade Avenue, Room 6, Roslindale, Massachusetts 02131, the beneficial owners of 200 shares, have indicated they will introduce the following resolution at the meeting:

          Our Company has made statements affirming our policy of non-discrimination in employment, a position we commend as shareholders. However, this position is not reflected in our Board of Directors which presently excludes minorities. We believe major corporations, aware that employees, customers and stockholders include a broad diversity in terms of sex and race, should have a Board that includes persons of diverse racial backgrounds.

     There is an increased awareness of the issue of diversity in Corporate America. In a global marketplace that grows increasingly more competitive, companies need to promote the best people, regardless of race, color or national origin.

     The Teachers Insurance and Annuity Association and College Retirement Equities Fund, the largest institutional investor in the U. S., recently issued a set of corporate governance guidelines including a call for "diversity of directors by experience, sex, age and race."

     Women and minorities comprise fifty percent of America's workforce and the U.S. Department of Labor reports their advancement is oftentimes hindered by artificial barriers -- glass ceilings. Our Company must make a strong and continued commitment to use its available tools and resources to remove glass ceiling barriers, because it is our responsibility under the law, and the right thing to do.

     While, racial and gender diversity among the purchasing population and the workforce has experienced an enormous increase, the Equal Employment Opportunity Commission reports 97% of senior ranks of corporations are occupied by white males. We believe our company needs to open up top management and the board to qualified people of all races.

     We believe Boards of Directors of many corporations have benefitted from the perspectives gleaned from well qualified minority members. In addition, increasingly individual and institutional investors are voting their proxies against boards which are not representative and have no minorities. We believe it is not in our Company's best long range interests to keep a board that excludes minorities. It unfortunately gives the impression of an "exclusive club" closed to any perspectives beyond those in the inner sanctum.

     Increasingly, major corporations are broadening their boards by including minorities. We believe our Company should show similar leadership.

     THEREFORE BE IT RESOLVED, that shareholders request:

          1. The nominating committee of the Board in its search for suitable Board candidates, make a greater effort to search for qualified minority candidates for nomination to the Board of Directors.

          2. Report on our Corporation's programs to encourage diversified representation on our Board of Directors.

          3. Issue a statement publicly committing the company to a policy of board inclusiveness with the CEO's policy program for steps to take and the timeline expected to move in that direction.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

     The Company's Mission Statement calls for the Company to seek to attain and maintain performance "in the top quarter of American business." In order to further the achievement of this objective, the Compensation & Organization Committee of the Board, which functions as a nominating committee, seeks to select and recommend qualified persons for nomination as directors based on their individual talents, experience, functional skills and abilities without regard to race, religion, national origin and gender.

     The Board believes that to require the preparation of narrowly-focused reports or the establishment of specific quotas and arbitrary deadlines could impede or limit the selection and nomination process. Rather, the Board believes that the objective of the selection and nomination process should be to produce a pool of qualified candidates with diverse backgrounds that will complement the skills and backgrounds of the other members of the Board.

     The Board believes that the interests of the Company and its stockholders are best served by having a highly qualified and independent Board with diverse backgrounds. The Company has taken appropriate steps to create such a Board. The Board and the Compensation & Organization Committee are committed to a selection and nomination process that functions without regard to the race, religion, national origin and gender of potential candidates. The Board believes that this commitment is more meaningful to stockholders and the community at large than the matters requested in the proponent's proposal.

     Accordingly, the Board recommends that stockholders vote "AGAINST" the stockholder proposal regarding inclusiveness of minorities on the Board of Directors.

     The affirmative vote of such number of shares as shall be entitled to cast a majority of the votes represented in person or proxy at the Annual Meeting is required for the approval of this proposal.

                                 OTHER BUSINESS

     The Management is not aware of any matters, other than as indicated above, that will be presented for action at the meeting. However, if any other matters properly come before the meeting, it is understood that the persons named in the enclosed form of proxy intend to vote such proxy in accordance with their best judgment on such matters.

     Stockholders' proposals for the 1995 Annual Meeting of Stockholders must be received no later than December 1, 1994, at the executive offices of the Company, 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attention:
Secretary, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                                 ANNUAL REPORT

     The Annual Report to Stockholders of the Company for 1993, including financial statements, is being furnished, simultaneously with this Proxy Statement, to all stockholders of record as of the close of business on March 7, 1994, the record date for voting at the Annual Meeting.

                                            MARK A. BILAWSKY
                                            Vice President, General Counsel
                                            and Secretary

Princeton, New Jersey
March 31, 1994

                     PROCEDURES FOR DETERMINING CHANGES IN
                  BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK

     Effective February 19, 1986, the Restated Certificate of Incorporation of Church & Dwight Co., Inc. (the "Company") was amended (the "Amendment") to provide that, subject to the provisions below, every share of Company Common Stock is entitled to four votes per share if it has been beneficially owned continuously by the same holder (i) for a period of 48 consecutive months preceding the record date for the Stockholders' Meeting; or (ii) since February 19, 1986. All other shares carry one vote.

     In general, the Amendment provides that a change in beneficial ownership of a share of Company Common Stock occurs whenever any change occurs in any person or group who has or shares voting power, investment power or the right to receive sale proceeds with respect to such share.

     In the absence of proof to the contrary, provided in accordance with the procedures referred to below, a change in beneficial ownership shall be deemed to have occurred whenever a share of Company Common Stock is transferred of record into the name of any other person.

     In the case of a share of Company Common Stock held of record in the name of a corporation, partnership, voting trustee, bank, trust company, broker, nominee or clearing agency, or in any other name except a natural person, there shall be presumed to have been a change in beneficial ownership in such share within the 48 months preceding the record date, unless it has been established to the contrary pursuant to such procedures.

     There are several exceptions and qualifications to the terms of the Amendment described above, including, but not limited to, a change in beneficial ownership as a result of a gift or inheritance. For a copy of the complete Amendment, please contact the Company at 469 North Harrison Street, Princeton, New Jersey 08543-5297, Attn: Secretary.

     Stockholders who hold their Shares in "street name" or through any other method specified above are required to submit proof of continued beneficial ownership to the Company in order to be entitled to four votes per share. Such proof must consist of a written certification by the record owner that there has been no change in beneficial ownership (as defined in the Amendment) during the relevant period. The required form for this certification will be the completion of the section provided on the proxy card which indicates the number of one-vote shares, four-vote shares and total number of votes. The Company reserves the right, however, to require evidence in addition to the certification in situations where it reasonably believes an unreported change may have occurred. Proof (including certifications) will be accepted only if it is received by the Company at least five days before the date for the Stockholders' Meeting.

     The Company will notify stockholders of record who are natural persons, in advance of a Stockholders' Meeting, of the Company's determination as to the number of shares for which they are entitled to four votes per share and the number of shares for which they are entitled to one vote per share. This determination will be shown on the proxy cards for such stockholders. Stockholders of record who disagree with such determination may certify that no change in beneficial ownership has occurred during the relevant period, by following the same procedure set out in the previous paragraph for other stockholders, with the same reserved right of the Company to require additional evidence.

                           CHURCH & DWIGHT CO., INC.

                         Stockholder Certification Form

                                    for the

                         Annual Meeting of Stockholders

                                       on

                                  May 5, 1994

                    USE ONLY IF YOU CLAIM MORE VOTING RIGHTS
                       THAN INDICATED ON YOUR PROXY CARD.

The Undersigned certifies that:

     1. Of the                     shares of the Company's Common Stock held of
record by the Undersigned on March 7, 1994                     shares have been
beneficially owned continuously by the same person for 48 consecutive months preceding the record date; and

     2. (Applicable only to stockholders who are natural persons) -- the following is a statement supporting why the Undersigned disagrees with the Company's determination of the voting power (as shown on the proxy card) to which the Undersigned is entitled in connection with the Annual Meeting:

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                            Dated: -----------------------------

                                            ------------------------------------

                                            ------------------------------------

                                            ------------------------------------
                                                Signature of Stockholder(s)

Please sign exactly as your name appears on the proxy card for the meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The certification should be returned to:

                                            Church & Dwight Co., Inc.
                                            469 North Harrison Street
                                            Princeton, New Jersey 08543-5297
                                            Attention: Treasurer

                                                  Church &
                                                  Dwight Co., Inc.
                                                  1994
                                                  ---------------------
                                                  Notice of
                                                  Annual Meeting
                                                  of Stockholders
                                                  and
                                                  Proxy Statement
                                                  ---------------------
                                                  Meeting Date
                                                  May 5, 1994
Church & Dwight Co., Inc.                         [LOGO] Consumer and Specialty Products
469 North Harrison Street
Princeton, New Jersey 08543-5297

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                          CHURCH & DWIGHT CO., INC.

            469 NORTH HARRISON STREET, PRINCETON, N.J.  08543-5297

The Undersigned, having received the Notice of Meeting and Proxy Statement dated March 31, 1994, hereby appoints ROSINA B. DIXON M.D., JOHN D. LEGGETT, III AND DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 5th day of May, 1994 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items as set forth in the Notice of Meeting and Proxy Statement:

The Board Of Directors recommends a vote FOR Items 1 and 2.

1. Election of nominees for Directors listed
   below (except as marked to the contrary).  FOR  / /   WITHHOLD AUTHORITY  / /

   Nominees: John D. Leggett, III,
             Robert A. McCabe, and
             Jarvis J. Slade

   INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the following space.


   ----------------------------------------------------------------------------
2. Approval of appointment of Deloitte & Touche as independent auditors of the Company's 1994 financial statements.

            FOR  / /             AGAINST  / /             ABSTAIN  / /
===============================================================================
The Board of Directors recommends a vote AGAINST Items 3 and 4.

3. A Stockholder proposal relating to the election of Directors annually and not by class.

            FOR  / /             AGAINST  / /             ABSTAIN  / /

4. A Stockholder proposal relating to inclusiveness of minorities on the Board of Directors.

            FOR  / /             AGAINST  / /             ABSTAIN  / /
===============================================================================
5. Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.
===============================================================================

  IF NO CONTRARY INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1
     AND 2, AND AGAINST ITEMS 3 AND 4.  THE BOARD OF DIRECTORS RECOMMENDS
           A VOTE FOR THE ELECTION OF DIRECTORS AND FOR APPROVAL OF
                 ITEM 2.  THE BOARD OF DIRECTORS RECOMMENDS A
                         VOTE AGAINST ITEMS 3 AND 4.

                                                     (CONTINUED ON REVERSE SIDE)


Your vote is important. If you own shares which are entitled to four votes per share, you must indicate this below in the space provided, or it will be assumed that your shares will be entitled to one vote each. Please provide the total number of one-vote shares, the total number of four-vote shares and the total number of votes in the spaces below.

                                      Dated                              , 1994
                                           ------------------------------
                                      Signature
                                               --------------------------------
                                      Signature
                                               --------------------------------
                                      TOTAL One-Vote Shares          X1
                                                            --------   --------
                                      TOTAL Four-Vote Shares         X4
                                                            --------   --------
                                             TOTAL NUMBER OF VOTES
                                                                       --------


                                      PLEASE SIGN EXACTLY AS NAME APPEARS ON
                                      THIS CARD.  WHERE SHARES ARE HELD JOINTLY,
                                      EACH HOLDER SHOULD SIGN.  EXECUTORS,
                                      ADMINISTRATORS, TRUSTEES AND OTHERS
                                      SIGNING IN A REPRESENTATIVE CAPACITY
                                      SHOULD SO INDICATE.  IF A SIGNER IS A
                                      CORPORATION, PLEASE SIGN THE FULL
                                      CORPORATE NAME BY AN AUTHORIZED OFFICER.


    PLEASE SIGN AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          CHURCH & DWIGHT CO., INC.
            469 NORTH HARRISON STREET, PRINCETON, N.J. 08543-5297

  The Undersigned, having received the Notice of Meeting and Proxy Statement dated March 31, 1994, hereby appoints ROSINA B. DIXON M.D., JOHN D. LEGGETT, III AND DWIGHT C. MINTON, and each of them, proxies, each with power to appoint his/her substitute, to vote all shares of stock which the Undersigned is entitled to vote at the Annual Meeting of Stockholders of Church & Dwight Co., Inc. to be held on Thursday, the 5th day of May, 1994 at THE ASIA SOCIETY, 725 Park Avenue, New York, New York, at 11:00 a.m., and at all adjournments thereof, upon such matters as may properly come before the meeting and the following items on the reverse side hereof as set forth in the Notice of Meeting and Proxy Statement.


PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.



                 (Continued and to be signed on reverse side)



                                                            /X/  Please mark
                                                                 votes as this
                                                                  in blue or
                                                                   black ink


           ----------------       ---------------     -------------
            ACCOUNT NUMBER         COMMON SHARES       TOTAL VOTES


THE BOARD OF DIRECTORS RECOMMENDS A Vote FOR Items 1 and 2.

1-ELECTION OF DIRECTORS
   Nominees: John D. Leggett, III
             Robert A. McCabe
             Jarvis J. Slade

           FOR
     all nominees listed
    (except as indicated                    WITHHOLD
      to the contrary)                       for all
         /   /                                /  /


   INSTRUCTION: To withhold authority to vote for any nominee(s), print such nominee's name(s) in the following space:


   ----------------------------------------------------------------------------



2-Approval of appointment of Deloitte & Touche as independent auditors of the company's 1994 financial statements.

            FOR  / /             AGAINST  / /             ABSTAIN  / /




THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST Items 3 AND 4


3-Stockholder proposal relating to the election of Directors annually and not by class

            FOR  / /             AGAINST  / /             ABSTAIN  / /

4-Stockholder proposal relating to inclusiveness of minorities on the Board of Directors

            FOR  / /             AGAINST  / /             ABSTAIN  / /

5-Transaction of such other business as may properly be brought before the meeting or any adjournments thereof.






                                     Dated:                              , 1994
                                           ------------------------------

                                     ------------------------------------------
                                               Signature of Stockholder

                                     ------------------------------------------
                                             (Signature if held jointly)

                                      PLEASE SIGN EXACTLY AS NAME APPEARS ON
                                      THIS CARD.  WHEN SIGNING AS AN ATTORNEY,
                                      EXECUTOR, ADMINISTRATOR OR TRUSTEE, OR
                                      FOR A CORPORATION, PLEASE GIVE US YOUR
                                      FULL TITLE.  FOR JOINT ACCOUNTS, EACH
                                      OWNER SHOULD SIGN.


PLEASE SPECIFY CHOICE, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED
ENVELOPE.